Exhibit 99.1

               Coach Raises Second Quarter Earnings Expectations to at Least $0.67, up from $0.64 Estimate; Results Driven by 29% Sales
                     Gain and Continued Margin Improvement

    NEW YORK--(BUSINESS WIRE)--Jan. 12, 2005--Coach, Inc., (NYSE:
COH), a leading marketer of modern classic American accessories, announced that it is raising its earnings expectations for the second fiscal quarter ended January 1, 2005 to at least $0.67 per share. This level is above the company's guidance of at least $0.64 announced during the October 26, 2004 conference call, as well as analysts' current consensus estimate of $0.66.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc. said, "We're delighted with the continued strength of our results and the success of our key holiday initiatives as total U.S. sales rose 27%. Our performance speaks to the vitality of the Coach brand, as we continue to grow market share in a rapidly expanding U.S. premium accessories category."
    "Our excellent worldwide second quarter results also reflect the continuing strength of the Coach brand reinforced by our innovative and relevant product offering across all distribution channels and key geographies. In addition, our improvement in profitability was a result of both gross margin expansion and the further leveraging of our expense base. We now expect to report earnings per diluted share of at least $0.67 for our second fiscal quarter as compared to $0.50 reported last year, an increase of at least 34%."

    -- Sales for the second fiscal quarter ended January 1, 2005 increased 29% to $532 million from $412 million for the comparable quarter of the prior year. This sales increase exceeds the company's estimate provided during the October conference call of at least $505 million.

    -- Direct-to-consumer sales increased 30% to $307 million from $237 million last year. U.S. comparable store sales for the quarter rose 16.5%, with retail stores up 13.9% and factory store sales up 20.7%. It's especially worth noting that U.S. comparable retail stores are 55% more productive than they were just three years ago, given the successive second quarter same store sales increases of 18%, 16% and 14%, since FY02. The exceptional U.S. factory store performance this quarter reflects channel strength and the success of an improved merchandise offering. Lastly, Coach again generated very strong sales gains on the Internet during the second quarter, as this channel becomes increasingly important as a revenue generator, in addition to its primary role as a U.S. full price traffic driver.

    -- Indirect sales rose 29% to $225 million from $174 million in the same period last year. The strength in indirect was broad based, as significant sales growth in Japan and continued momentum in U.S. department stores and International wholesale all contributed to these results. In Japan, Coach achieved high-single-digit increases in comparable location sales.

    Mr. Frankfort added, "We're extremely pleased with the 35% growth in sales in constant currency in Japan this quarter, especially in light of lackluster category sales, as we continue to rapidly grow our market share in this important market for Coach. Our results underscore the success of our distribution strategy in Japan, notably the acceleration of flagship openings and the expansions of existing shops."
    "Finally, consumers are responding enthusiastically to our early spring offering during what is traditionally, for most other retailers, a highly promotional post-holiday period. This is allowing us to enjoy continued momentum throughout our business into January," concluded Mr. Frankfort.
    Results for the second fiscal quarter, which ended on January 1, 2005, are expected to be reported before the opening of the market on January 25, 2005 and to be discussed in a management-sponsored conference call and simultaneous webcast at 8:30 a.m. (EST) that day. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon that day, for a period of five business days. The number to call is 1-888-282-0028. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.
    All results described above are based on preliminary, unaudited sales.
    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, sunwear, and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.

    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.

    CONTACT: Coach, Inc.
             Andrea Shaw Resnick, 212-629-2618